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                August 19, 2022

       Xavier Martinez
       Chief Financial Officer
       APx Acquisition Corp. I
       Juan Salvador Agraz 65
       Contadero, Cuajimalpa de Morelos
       Mexico City, Mexico 05370

                                                        Re: APx Acquisition
Corp. I
                                                            Form 8-K filed on
August 18, 2022
                                                            File No. 001-41125

       Dear Xavier Martinez:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Real Estate & Construction
       cc:                                              Maurice Blanco